UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2008

Strategic Hotels & Resorts, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32223	33-1082757
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Madison Street, Suite 1700, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 658-5000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On October 2, 2008, Strategic Hotel Funding, L.L.C., the operating company of Strategic Hotels & Resorts, Inc. (the “Company”) provided notice to Lakeshore East, LLC and Aqua at Lakeshore East LLC, affiliates of Magellan Development Group LLC (the “Seller”) that it did not intend to proceed with the closing on the acquisition from Seller of an interest in a to-be-built mixed use building consisting of approximately 15 floors intended to primarily house 210 hotel suites, meeting and pre-function space, hotel lobby and related areas and associated improvements (the “Proposed Acquisition”) pursuant to that certain Agreement of Purchase and Sale, dated as of September 26, 2006, as amended (the “Agreement”), among the Company’s operating company and the Seller. The Seller and the Company’s operating company entered into a Termination of Agreement of Purchase and Sale on October 10, 2008, thereby formally terminating the Agreement. The Company forfeited $28 million deposited in the form of a letter of credit to secure the Company’s performance under the Agreement. Related to this transaction, the Company plans take a one time charge of $35 million in its third quarter 2008 financial results, which includes the loss of $28 million deposited and approximately $7 million in planning and development costs.

A copy of the press release relating to the termination of the Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated as of October 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTELS & RESORTS, INC.
October 16, 2008	By:	/s/ Paula C. Maggio

		Name:	Paula C. Maggio
		Title:	Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated as of October 3, 2008.